China Bio Energy Holdings Group Reports Second Quarter 2008 Financial Results

- Revenue Increases 326% to $58.4 Million -
- Net Income Increases 485% to $8.3 Million -

XIAN, China, August 14, 2008 -- China Bio Energy Holdings (OTCBB: CBEH), (CBEH or the "Company"), an energy company engaged in the distribution of heavy oil and finished oil products and the production and distribution of bio- diesel fuel,  today announced consolidated financial results for the quarter ended June 30, 2008.

For the second quarter of 2008, total sales increased 326% to $58.4 million as compared to $13.7 million in the second quarter of 2007. Sales of petroleum products, primarily gasoline and petro-diesel, increased 221% to $44.0 million in the second quarter of 2008 as compared to $13.7 million in the prior year period. This increase was primarily due to the addition of new customers and the general increase in demand for fuel in China. Bio-diesel revenue for the second quarter of 2008 was $14.4 million, a 113% increase as compared to the first quarter of 2008. (The Company was not producing bio-diesel in the second quarter of 2007 so a year-over-year comparison is not possible.) This increase was mostly due to the Company’s increased manufacturing capability of bio-diesel. For the six months ended June 30, 2008, sales revenue increased 272% to $94.0 million as compared to $25.3 million in the prior year period.

Gross profit increased 366% to $8.6 million in the second quarter of 2008 as compared to $1.8 million in the prior year period, representing gross margins of approximately 14.7% and 13.4% respectively. Gross margin for bio-diesel fuel was approximately 30.4% and for petroleum products it was approximately 9.5% for the second quarter of 2008. The improved overall gross margin was a result of the increase in bio-diesel revenue as a percentage of total revenue. For the six months ended June 30, 2008, gross profit increased to $13.6 million, or 360%, versus $3.0 million in the prior year period.

Operating expenses for the quarter decreased 35% to $252,000 in the second quarter of 2008 as compared to $387,000 in the prior year period. As a percentage of sales, operating expenses decreased to 0.4% from 2.8% in the second quarter of 2007. The decrease in operating expenses as a percent of sales was due to effective cost management by the Company and economies of scale resulting from the growth in revenue. For the six months ended June 30, 2008, operating expenses were $570,000, an 11.8% increase as compared to the prior year period.

Operating income increased $6.9 million, or 471%, to $8.3 million for the second quarter of 2008 as compared to $1.5 million for the same period in 2007. As a percentage of sales, operating income was 14.3% for the second quarter of 2008 as compared to 10.6% for the prior year period. For the six months ended June 30, 2008, operating income increased 434% to $13.0 million.

Net income increased 484% to $8.3 million versus $1.4 million in the prior year period. Net margin increased 38% to 14.2% from 10.3%. The increase in net income and net margin were due to the factors described above. Diluted earnings per share increased to $.25 per share, up 329% from $.06 in the prior year period. Diluted shares outstanding increased 36% to 32.7 million shares as compared to 24.0 million shares in the prior year period. For the six months ended June 30, 2008, net income increased 445% to $13.0 million, from $2.4 million in the prior year period. Diluted earnings per share increased 300% to $.40 per share for the six months ended June 30, 2008 from $.10 per share in the prior year period.

“We are quite pleased to have had such a successful quarter,” commented Mr. Gao Xincheng, Chief Executive Officer of CBEH. “Bio-diesel production at our facility in Shaanxi reached roughly 80% of capacity or about 6,000 tons per month. Bio-diesel revenue more than doubled versus the first quarter of this year as we were able to use our vast distribution network to find customers for all the bio-diesel we produced. We also experienced considerable growth in our petroleum distribution business which more than tripled over the second quarter of 2007 and grew by 64% versus the first quarter of this year. As our production rate for bio-diesel grew our gross margin for that business also increased to 30%. The overall growth of our business combined with the increased margin led to a more than four-fold increase in net income and earnings per share. We think this quarter illustrates the strength of our business model. As China has grown its consumption of fuel has also grown significantly. This trend is likely to continue. We think that some of that fuel will necessarily come from the petroleum rich province of Shaanxi and that, being headquartered in Shaanxi, we are strategically located to facilitate the distribution of Shaanxi petroleum products throughout China. At the same time, China’s shortage of domestic fuel sources and concerns relative to environmental protection make it likely that demand for bio-diesel will continue to grow at an accelerated rate. As the only bio-diesel producer in China that also owns a distribution network complete with depots, rail-links, and long-term customers, we believe that CBEH is well positioned to benefit from the rising demand for bio-diesel. Over the long term we are confident that our diversified portfolio of fuels combined with our distribution network will prove to be a powerful engine for growth.”

About China Bio Energy Holdings Group

CBEH is a distributor of petroleum related products and a manufacturer and distributor of bio-diesel fuel. CBEH sells a variety of related products including gasoline, diesel fuel, and various kinds of heavy oil. CBEH’s bio-diesel fuel is made at its 100,000 ton capacity facility in Shaanxi province. Feedstock consists of naturally growing non-edible seeds and waste oil from restaurants. CBEH’s bio-diesel can be used as a complete substitute for petro-diesel and can be blended with petro-diesel at any ratio. The Company’s products are sold via its own distribution network which includes four fuel depots in Shaanxi that have both road and rail access.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:
Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200